Exhibit 10.13

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made and entered as of October 12, 2021, by and between tsu Inc. (d/b/a Display), a Delaware corporation (the “Company”) and LookWithUs.com, Inc., a Delaware corporation (the “Stockholder”).

WHEREAS, the Company and the Stockholder entered into that certain Asset Purchase Agreement, dated October 12, 2021 (the “Asset Purchase Agreement”), pursuant to which the Company purchased certain critical assets of the Stockholder in exchange for 1,562,500 shares (the “Option Shares”) of the Company’s Common Stock, par value $0.001 (the “Shares”).

WHEREAS, the Company has agreed to grant the Stockholder the option set forth in this Agreement with respect to the Option Shares received by the Stockholder pursuant to the Asset Purchase Agreement, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.    Grant of Option.

(a)    Option Right. Subject to the terms and conditions of this Agreement, if the Market Capitalization (defined below) of the Shares based on the closing price of the Shares on the primary exchange on which the Shares are traded for at least three (3) trading days during the period from the first trading day following the Closing Date (as defined in the Asset Purchase Agreement”) to the date that is the 270-day anniversary of the Closing Date (or the first business day thereafter if such anniversary day is not a business bay) (the “Determination Period”) was not $500,000,000 or more, then for a period of 90 days after the end of the Determination Date (the “Exercise Period”), the Stockholder shall have the right (the “Option Right”), but not the obligation, to cause the Company, at the Company’s sole discretion, to either (i) purchase all (but not less than all) of the Shares at the Option Purchase Price or (ii) deliver Option Equalization Shares (in each case as provided for in Section 2 of this Agreement). Stockholder may, at its sole discretion, exercise the Option Right at any time during the Option Exercise Period.

“Market Capitalization” means, for any date, the product of (i) the closing price of the Shares on the primary exchange on which the Shares are traded as of the applicable date and (ii) the number of issued and outstanding shares of the Company as of such date.

(b)Procedures.

(i)    If the Stockholder desires to exercise the Option Right pursuant to Section 1(a), the Stockholder shall deliver to the Company a written, unconditional and irrevocable notice (the “Option Exercise Notice”) exercising the Option Right in the form attached as Exhibit A to this Agreement.

(ii)    By delivering the Option Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder is still the record owner of all of the Option Shares, (B) the Stockholder has full right, title and interest in and to the Option

Shares, (C) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Option Shares as contemplated by this Section 1, and (D) the Option Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever.

(iii)    Subject to Section 1(c) below, the closing of any sale or equalization of Option Shares pursuant to this Section 1 shall take place no later than thirty (30) days following receipt by the Company of the Option Exercise Notice. The Company shall give the Stockholder at least two (2) business days’ written notice of the date of closing (the “Option Right Closing Date”).

(iv)    In the event the Stockholder does not deliver an Option Exercise Notice to the Company during the Option Exercise Period, any rights provided to Stockholder to require the Company to purchase the Shares pursuant to this Agreement shall terminate and be of no further force or effect.

(d)    Cooperation. The Company and the Stockholder each shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into agreements and delivering certificates and instruments and consents, and any other documentation as may be deemed necessary.

(e)    Closing. At the closing of any sale and purchase pursuant to this Section 1, the Stockholder shall deliver to the Company a certificate or certificates representing the Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Option Purchase Price.

2.    Option Right Consideration. In the event Stockholder exercises the Option Right hereunder, the Company, at the Company’s sole discretion, shall either:

(a)Purchase the Shares (the “Option Purchase Price) by:

(i) Assigning to the Stockholder all rights, title and interest in and to United States Patent No. 8,826,375 B2 entitled Rich Media Collaboration System, Patent Date September 2, 2014, including any reissues, renewals, reexaminations, substitutions or extensions thereof (the “Patent”); or

(ii) Cash payment to the Stockholder in the amount of Ten Million Dollars ($10,000,000.00); or

(b)Equalize the Option Shares by issuing an additional number of Shares to the Stockholder (the “Option Equalization Shares”) such that the aggregate market trading value of the Option Shares plus the additional Option Equalization Shares have an aggregate market trading value based on the closing price of the Shares on the primary exchange on which the Shares are traded assuming the Market Captialization of the Shares was $500,000,000 based on the highest closing price on the primary exchange on which the Shares are traded on any trading dayduring the period from the Closing Date to the date the Option Right is exercised. Notwithstanding the foregoing, the maximum number of Option Equalization Shares required to be delivered by the Company shall not exceed a number of Shares equal to One Hundred Percent (100%) of the number of Option Shares.

By way of example, if on the date this Option Right is exercised there were 200,000,000 Shares outstanding and the highest closing price on the primary exchange on which the Shares are traded was $2.00 per Share, the Market Capitalization would be $400,000,000, or 20% below the assumed $500,000,000 target Market Capitalization, and the Company would issue to the Stockholder an amount of Option Equalization Shares equal to

20% of the amount of the Option Shares, or 312,500 Shares. However, if the Shares were trading at $3.00 per Share in the example above the Market Capitalization would exceed the $500,000,000 target Market Capitalization and the Stockholder would not be entitled to receive any Option Equalization Shares.

(c)Consummation of Option Right. The Company will pay the Option Purchase Price on the Option Right Closing Date (i) if by assigning the Patent, by executing the Assignment of Patent Rights in the form attached as Exhibit B to this Agreement, or (ii) if in cash, by wire transfer, payable to the order of the Stockholder (the Stockholder shall deliver the certificates for Common Stock in escrow until the Stockholder has confirmed the receipt of good and available funds in payment of the Option Purchase Price thereof) or (iii) if by equalization, by issuance of Option Equalization Shares to the Stockholder.

(d)License of the Patent. In consideration of the Company granting the Stockholder the put option provided for in this Agreement, in the event that the Company elects to satisfy the Option Purchase Price by assigning the Patent to Stockholder pursuant to Section 2(a) above, the Stockholder agrees to grant to the Company a non-exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license to use, execute, store and display the Patent, any component or technology covered by the Patent in connection with the Company’s products or for any other purpose determined by the Company and execute the Patent and License Technology Agreement attached as Exhibit C to this Agreement.

3.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3).

If to the Company:	tsu Inc. (d/b/a Display) 75 North Water Street Norwalk, CT 06880 E-mail: j@displaysocial.com Attention: John Acunto

If to the Stockholder:	LookWithUs.com, Inc. 5417 Ruthwood Drive Calabasas, CA 91302 Email:mark@lookwithus.com Attention: Mark Smith, Chief Executive Officer

4.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except (a) that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that company, or (b) the Shares are transferred by Stockholder by will or by the laws of intestate succession, to Stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries. Any attempted transfer or assignment in violation of this Section 5 shall be void.

6.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.

12.    Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.    Compliance with Laws and Regulations. The exercise of the Option Right shall be subject to compliance by the Company and the Stockholder with all applicable requirements of law, including federal and state securities laws.

15.    No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement on the date first written above.

TSU INC. (D/B/A DISPLAY)

By:	/s/ John Acunto
Name:	John Acunto
Title:	CEO

LOOKWITHUS.COM, INC.

By:	/s/ Mark Smith
Name:	Mark Smith
Title:	CEO

EXHIBIT A

OPTION EXERCISE NOTICE

Subject to the terms and conditions of the Option Agreement (the “Option Agreement”) dated as of October 12, 2021 between tsu Inc. (d/b/a Display) and LookWithUs.com, Inc., the Stockholder hereby elects to exercise its option to sell the Shares under and pursuant to the terms of the Option Agreement. All defined terms shall have the meaning ascribed to them in the Option Agreement unless otherwise expressly defined in this Option Exercise Notice.

By delivering the Option Exercise Notice, the Stockholder represents and warrants to the Company that (A) the Stockholder is still the record owner of all of the Option Shares, (B) the Stockholder has full right, title and interest in and to the Option Shares, (C) the Stockholder has all the necessary power and authority and has taken all necessary action to sell such Option Shares as contemplated by this Section 1, and (D) the Option Shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever.

Date: _________, 2022

LOOKWITHUS.COM, INC.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT OF PATENT RIGHTS

WHEREAS, tsu Inc. (d/b/a Display), a Delaware corporation ("Assignor") is owner of U.S. Patent Number: US 8,826,375 B2, dated September 2, 2014, titled Rich Media Collaboration System including the inventions described therein and the patents issued and reissued thereon (the “Patent”).

WHEREAS, Assignor and LookWithUs.com, Inc., a Delaware corporation, ("Assignee") entered into an Option Agreement dated October 12, 2021 under which Assignor agreed to sell and Assignee agreed to purchase substantially all of the assets of Assignor including the Patent and the renewals therefor and all claims for past or future infringement thereof.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Assignor hereby sells, assigns, transfers and conveys to Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, one hundred percent (100%) of its right, title and interest in and to the Patent for the entire term of the Patent and any reissues or extensions and for the entire terms of any patents, reissues, or extensions that may issue from foreign applications, divisions, continuations in whole or part, or substitute applications filed claiming the benefit of the Patent, together with all rights of registration, maintenance and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Patent. The right, title, and interest conveyed in this Assignment is to be held and enjoyed by Assignee and Assignee's successors and assigns as fully and exclusively as it would have been held and enjoyed by Assignor had this assignment not been made.

Assignor authorizes the United States Patent and Trademark Office and any other applicable jurisdictions outside the United States to record the transfer of the Patent to Assignee as the recipient of all of Assignor’s right, title and interest in and to the Patent.

Assignor further agrees, without any further compensation, to: (a) cooperate with Assignee in the protection of the patent rights and prosecution and protection of foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as Assignee lawfully may request to obtain or maintain the Patent and any and all applications and registrations for the invention described therein in any and all countries.

This Assignment of Patent Rights shall be construed, interpreted and applied in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

Date: ____________, 2021

Assignor: tsu Inc. (d/b/a Display)	Assignee: LookWithUs.com, Inc.

By:	By:
Print Name:	Print Name:
Title:	Title:

EXHIBIT C

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This PATENT AND TECHNOLOGY LICENSE AGREEMENT (this “License Agreement”) is dated as of _______ __, 2022 (the “Effective Date”) by and between LookWithUs.com, Inc., a Delaware corporation (the “Licensor”); and tsu Inc. (d/b/a Display), a Delaware corporation (the “Licensee”). The Licensor and the Licensee are referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Licensor is the developer and owner of the Licensed Patent (defined below) and Licensed Technology (defined below), and

WHEREAS, Licensee desires to receive a non-exclusive, perpetual, worldwide, non-transferable royalty-free license to use the Patent in the operation of the Licensee’s business, and the Licensor is willing to grant such license to the Licensee under the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Option Agreement dated as of October 12, 2021 between the Parties, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

AGREEMENT, TERM, AND CERTAIN DEFINITIONS

Section 1.1Agreement and Term. The Parties agree that the terms and conditions of this License Agreement apply to the license of the Licensed Patent (as defined below) and the Licensed Technology (as defined below) granted by the Licensor to the Licensee.

Section 1.2Certain Definitions. The following definitions apply to this License Agreement:

(a)“Documentation” means only the items listed in Exhibit A which pertain to the Licensed Patent and the Licensed Technology.

(b)“Licensed Patent” means Patent Number US 8,826,375 B2, entitled Rich Media Collaboration System, Patent date September 2, 2014, including any reissues, renewals, reexaminations, substitutions or extensions thereof, a copy of which is attached hereto as Exhibit C.

(c)“Modifications” means any and all updates, modifications, revisions, improvements, versions and/or derivative works, to the Licensed Technology.

ARTICLE II

PROVISION OF LICENSED TECHNOLOGY, OWNERSHIP AND CONFIDENTIALITY

Section 2.1Grant of License. Subject to all of the terms and conditions of this License Agreement, the Licensor hereby grants to the Licensee, and the Licensee accepts, a non-exclusive, worldwide, non-transferable, perpetual, royalty free, and fully paid-up license to use, execute, store, and display the Licensed Patent any component or technology covered by the Licensed Patent, to develop, make, have made, operate and use in connection with Licensee’s products or for any other purpose determined by the Licensee. The foregoing license shall include any and all Modifications and the right to update, modify, revise, improve, create new versions, and/or derivative works based on the Licensed Patent for use by Licensee. Any and all such updates, modifications, revisions, improvements, versions and/or derivative works, created by or on behalf of the Licensee, and whether or not created prior to or after the date of this License Agreement, (collectively, “Licensee Modifications”), shall belong solely and exclusively to the Licensee.

Section 2.2Third-Party Service Providers. Licensee may sublicense the foregoing license to one or more third-party service providers solely to the extent any such third-party service providers are providing services to the Licensee in the Licensee’s relevant business that depend on the Licensed Patent and the license granted herein; provided however, that the Licensee shall ensure that any and all such third third-party service providers comply with all applicable terms and conditions of this License Agreement, and the Licensee shall remain responsible and liable for any acts or omissions of such third parties.

Section 2.3Ownership of Licensed Patent. The Licensed Patent and all right title and interest therein (including all copyright, patent, data/database, trade secret and other Intellectual Property rights) are, shall be, and shall remain the sole and exclusive property of Licensor; and Licensee shall have no rights or interests therein other than as expressly set forth in this Agreement.

Section 2.4Rights to Licensee Modifications. The Licensor agrees to assign and does hereby assign to the Licensee, all right, title and interest (including all copyright rights, patent, trade secret and other Intellectual Property rights) in and to any and all Licensee Modifications. Upon the Licensee’s request, the Licensor shall provide the Licensee with a complete copy of any material Licensee Modifications, including the source code, made by the Licensor for Licensee or made by the Licensee (or any third-party contractors or vendors) in a form and format reasonably acceptable to the Licensee.

Section 2.5No Other Licenses. Except as expressly set forth above, the licenses granted herein are not sublicensable. The Licensor grants no licenses or other rights to the Licensee with respect to the Licensed Patent and the Licensed Technology except for those licenses expressly set forth above. The licenses granted herein are revocable by the Licensor pursuant to Section 8.3 in the event of a material breach of the terms of this License Agreement.

Section 2.6Confidentiality. The Licensee agrees to reasonably cooperate in good faith with the Licensor in protecting the Licensor's rights in the Licensed Patent and in preserving appropriate intellectual property rights protection for the Licensed Patent as may be deemed necessary or appropriate in the Licensor's determination. Without limiting the generality of the foregoing, the Licensee shall, and shall cause any and all third-party contractors and vendors to: (a) treat the source code for the Licensed Patent as strictly confidential; (b) prevent and protect the Licensed Patent from unauthorized use or disclosure; and (c) not use such source code or any other trade secrets of the Licensor except as necessary to exercise the Licensee's rights and perform its obligations under this License Agreement. The Licensor and the Licensee will use commercially reasonable efforts to maintain the confidentiality of all confidential information of the other party (which in the case of the Licensor includes the Licensed Patent code) that it obtains pursuant to this License Agreement, which will in no event be less than the measures the Party receiving such confidential information uses to maintain the confidentiality of its own information of similar nature and importance.

Section 2.7No Transfer/Unauthorized Use. The Licensee agrees not to sell, transfer, sublicense, disclose, display or otherwise make available the Licensed Patent, except as expressly set forth in Section 2.2, Section 2.3, or Section 9.3. For clarity, any attempts by Licensee to establish any rights in the License Patent (except for those license rights specifically granted in Section 2.2) and/or failure to materially comply with the obligations of Sections 2.4, 2.8 and 2.9 shall constitute a material breach of this License Agreement giving rise to the Licensor’s right to terminate the licenses granted herein and to seek other remedies pursuant to Section 8.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1Licensor represents and warrants that (i) it is the owner of the Licensed Patent and (ii) to the best of Licensor’s actual knowledge, the Licensed Patent does not infringe upon any patents or intellectual property of third parties as of the date of this License Agreement, and (iii) Licensor has the authority to enter into this License Agreement.

Section 3.2Other than the representation and warranty made in Section 3.1 above, Licensor makes no representation or warranty concerning the Licensed Patent.

ARTICLE IV

INDEMNIFICATION

Section 4.1Limited Indemnification by Licensee.

(a)Licensee agrees to indemnify, defend and hold harmless the Licensor and its directors, officers, employees, affiliates, agents, attorneys, representatives, successors and assigns from any and all liabilities, damages, losses, expenses, charges, penalties, demands, actions, claims, suits, proceedings, awards, costs, or judgments, including reasonable attorneys’ fees and expenses, solely to the extent arising from breach of this License Agreement by the Licensee.

(b)EXCEPT AS PROVIDED FOR IN SECTION 7.1(a), THERE IS NO OTHER OBLIGATION ON THE PART OF THE LICENSEE TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE LICENSEE OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM ANY AND ALL LIABILITIES, DAMAGES, LOSSES, EXPENSES, CHARGES, PENALTIES, DEMANDS, ACTIONS, CLAIMS, SUITS, PROCEEDINGS, AWARDS, COSTS, OR JUDGMENTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES, ARISING

FROM LICENSEE’S USE OF THE LICENSED PATENT, AND/OR THE LICENSED TECHNOLOGY (INCLUDING THE MODIFICATIONS).

(c)In connection with the foregoing indemnification obligations, the Licensee shall not, without the prior written consent of the Licensor (which shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Licensor, or if such settlement or compromise does not include an unconditional release of the Licensor. The Licensor may choose to participate in any defense assumed by the Licensee, at Licensor’s sole cost and expense; provided, however, that if there is a conflict under applicable standards of professional conduct between the positions of the Licensor and the Licensee in conducting the defense or there are legal defenses available to the Licensor different from or in addition to those available to the Licensee in respect of the indemnity claim, the Licensor may participate in any defense assumed by the Licensee, with counsel of the Licensor’s choice, at the cost and expense of the Licensee.

Section 4.2Indemnification by Licensor.

(a)Licensor agrees to indemnify, defend and hold harmless the Licensee and its directors, officers, employees, affiliates, agents, attorneys, representatives, successors and assigns from any and all liabilities, damages, losses, expenses, charges, penalties, demands, actions, claims, suits, proceedings, awards, costs, or judgments, including reasonable attorneys’ fees and expenses, arising solely from breach by Licensor of its representations or warranties set forth in Section 3.1 above.

(b)THERE IS NO OTHER OBLIGATION ON THE PART OF THE LICENSOR TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE LICENSEE OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, AGENTS, ATTORNEYS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM ANY AND ALL LIABILITIES, DAMAGES, LOSSES, EXPENSES, CHARGES, PENALTIES, DEMANDS, ACTIONS, CLAIMS, SUITS, PROCEEDINGS, AWARDS, COSTS, OR JUDGMENTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES, ARISING FROM LICENSEE’S USE OF THE LICENSED PATENT, AND/OR THE LICENSED TECHNOLOGY (INCLUDING THE MODIFICATIONS).

(c)In connection with the foregoing indemnification obligations, the Licensor shall not, without the prior written consent of the Licensee (which shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Licensee, or if such settlement or compromise does not include an unconditional release of the Licensee. The Licensee may choose to participate in any defense assumed by the Licensor, at Licensee’s sole cost and expense; provided, however, that if there is a conflict under applicable standards of professional conduct between the positions of the Licensee and the Licensor in conducting the defense or there are legal defenses available to the Licensee different from or in addition to those available to the Licensor in respect of the indemnity claim, the Licensee may participate in any defense assumed by the Licensor, with counsel of the Licensee’s choice, at the cost and expense of the Licensor.

ARTICLE V

TERM AND TERMINATION

Section 5.1Term. This License Agreement will take effect on the Effective Date and shall continue until/unless terminated pursuant to this Article V.

Section 5.2Termination by Licensee. The Licensee shall have the right to terminate this License Agreement immediately upon written notice for any reason or no reason at all.

Section 5.4Effect of Termination. Upon termination of this License Agreement: (a) the licenses granted herein shall automatically terminate; (b) the Licensee shall promptly cease using the Licensed Patent; and (c) the Licensee shall promptly deliver to the Licensor (or destroy, at the Licensor’s election), all copies of any confidential information of the Licensor in the Licensee’s possession or control.

Section 5.5Survival of Terms. Termination or expiration of this License Agreement for any reason shall not release either party from any liabilities or obligations set forth in Article II, Article III, Article V, and any other provisions that, expressly or by implication are intended to survive its termination, will survive the termination of this License Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1Notices. All notices and other communications hereunder will be in writing and will be deemed to have been duly given if (a) mailed by registered mail, first-class postage paid, (b) sent by overnight delivery service or other courier, (c) transmitted via facsimile, (d) transmitted by electronic mail, or (e) delivered by hand to the addresses, as the case may be, set forth below. Any notice will be deemed to have been duly received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by electronic mail, when sent (provided, no “bounce-back”, system error message or other notification of non-delivery is received by the sender), and (iv) if delivered by hand, on the date of receipt, to the addresses below:

If to the Licensee, to:

tsu Inc. (d/b/a Display)
75 North Water Street
Norwalk, CT 06854]
Attention: John Acunto
Email:j@displaysocial.com

If to the Licensor, to:

LookWithUs.com, Inc.
5417 Ruthwood Drive
Calabasas, CA 91302
Attention: Mark Smith, Chief Executive Officer
Email:mark@lookwithus.com

Section 6.2Amendments and Waivers. No amendment of any provision of this License Agreement shall be valid unless such amendment is in writing and signed by the Parties. No failure or delay by any Party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.3Successors and Assigns. Neither this License Agreement nor any of the rights, interests or obligations hereunder may be assigned or otherwise transferred (whether by operation of law, merger or consolidation) by the Licensee, other than in connection with the sale of all or part of Licensee’s business, without the prior written consent of the Licensor, not to be unreasonably withheld, conditioned or delayed. Any act which is inconsistent with the terms of this Section shall be null and void and unenforceable. Subject to the foregoing, this License Agreement will be binding upon and will inure to the benefit of the Parties and their permitted successors and assigns.

Section 6.4Governing Law. This License Agreement shall be construed under and governed by the Laws of the State of New York.

Section 6.5Venue; Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the jurisdiction of the United States District Court for the State of New York, or if such court does not have subject matter jurisdiction, the New York Superior Court, for the purposes of any suit, action or other proceeding arising out of this License Agreement or any transaction contemplated hereby. Each of the Parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 6.1 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. The sole and exclusive venue for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby shall be in (a) the United States District Court for the State of New York or (b) the New York County Superior Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.6Counterparts. This License Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page to this License Agreement by facsimile, email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this License Agreement.

Section 6.7Entire Agreement. This License Agreement, including the Exhibit(s) hereto, the documents, instruments and schedules referred to herein and all other documents dated as of the Effective Date and delivered by the Parties in connection with this License Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof. All Exhibit(s) referenced herein and attached hereto are incorporated herein and expressly made a part of this License Agreement as though completely set forth herein. All references to this License Agreement herein or in any of Exhibit(s) will be deemed to refer to this entire License Agreement.

Section 6.8Severability. If any provision of this License Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, will be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this License Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or application of such provision, as the case may be, or by its severance from this License Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision or application of such provision, there will be added automatically as a part of this License Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 6.9Specific Performance. The Licensee acknowledges and agrees that the Licensor would be damaged irreparably if any provision of this License Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Licensee agrees that the Licensor will be entitled to an injunction or injunctions to prevent breach of the provisions of this License Agreement and to enforce specifically this License Agreement and its terms and provisions, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 6.10No Third-Party Beneficiaries. Except as expressly provided herein, nothing in this License Agreement will confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.

Section 6.11Attorney’s Fees. In the event either Party should file legal action to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to their damages, reasonable costs and attorney’s fees.

Section 6.12Interpretation. All references to Sections and Articles shall be deemed references to Sections and Articles of this License Agreement, except as otherwise provided. Headings are for reference purposes only and are not intended to create substantive rights or obligations. The gender used in this License Agreement shall be deemed to refer to the masculine or feminine or neutral gender, as the context or the identity of the persons being referred to may require. The singular shall include the plural and vice versa as the context may dictate. As used herein, the terms “herein,” “hereunder” and “hereof” refer to the whole of this Agreement, the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and “or” is disjunctive but not necessarily exclusive. The Parties have participated jointly in the negotiation and drafting of this License Agreement, and any rule of construction or interpretation otherwise requiring this License Agreement to be construed or interpreted against any party by virtue of the authorship of this License Agreement shall not apply to the construction and interpretation hereof. Any ambiguities will be clarified in an equitable manner without regard to authorship and minor errors and misspellings will be corrected to give maximum effect to obvious intent.

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the Effective Date written above.

LICENSOR:

LOOKWITHUS.COM, INC.

By:
Name:
Title:

LICENSEE:

TSU INC. (D/B/A DISPLAY)

By:
Name:
Title: